Exhibit 99.1

For Immediate Release:	July 27, 2016

Home BancShares, Inc. Announces Early Termination of

All FDIC Loss Share Agreements

Conway, AR – Home BancShares, Inc. (NASDAQ GS: HOMB), parent company of Centennial Bank, announced today that its wholly owned subsidiary, Centennial Bank, has entered into agreements with the Federal Deposit Insurance Corporation (FDIC). that terminate the bank’s loss share agreements with the FDIC. The loss share agreements were related to the bank’s acquisition of assets and assumption of liabilities of six failed banks through FDIC-assisted transactions in 2010.

Under the terms of the agreement, the bank made a net payment of $6.6 million to the FDIC as consideration for the early termination of the loss share agreements. Accordingly, in the third quarter of its current fiscal year, the company expects to realize a corresponding one-time pre-tax charge of almost $3.9 million or $0.02 diluted earnings per share, resulting primarily from the write-off of the remaining FDIC indemnification assets and settlement charges paid to the FDIC.

John Allison, Chairman, commented, “Our agreement with the FDIC to terminate our loss share agreements early is a sound financial decision for our Company and our investors. Our one-time termination expenses are expected be to offset by the future elimination of amortization expense associated with the FDIC indemnification asset and loss share administration costs. Additionally, the Company will retain 100% of all future loss recoveries.”

Allison added, “Our successful partnership with the FDIC in the resolution of these troubled banks has been beneficial to the customers, employees and communities served by those institutions, as well as the Company, our shareholders and the FDIC. These acquisitions have assisted the Company in growing our Florida footprint and market share and we believe these benefits will far outweigh the risk of loss associated with any assets or expenses previously covered by the loss share agreements.”

As a result of entering into the early termination agreements, assets that were covered by the loss share arrangements, including covered loans in the amount of $57.4 million and covered real estate owned of approximately $205,000 as of June 30, 2016, will be reclassified as non-covered assets as of September 30, 2016. In addition, the early termination agreements eliminate the FDIC receivable for loss share agreements, which totaled approximately $536,000 as of June 30, 2016. Approximately $6.7 million of the $8.1 million total indemnification assets as of June 30, 2016, was scheduled to be amortized against future earnings.

All rights and obligations of the bank and the FDIC under the FDIC loss share agreements, including the clawback provisions and the settlement of loss share and expense reimbursement claims, have been resolved and terminated under the termination agreement.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and a loan production office in New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016.

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FOR MORE INFORMATION CONTACT:

Jennifer C. Floyd

Chief Accounting Officer &

   Investor Relations Officer

Home BancShares, Inc.

(501) 339-2929